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                       SECURITIES AND EXCHANGE COMMISSION


                            Washington, D.C.  20549

                               __________________

                                    FORM 8-K


                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE


                        SECURITIES EXCHANGE ACT OF 1934




Date of Report (Date of Earliest Event Reported):  August 11, 2000
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                         TURBOCHEF TECHNOLOGIES, INC.
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            (Exact name of registrant as specified in its charter)



          Delaware                      0-23478                 48-1100390
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(State or other jurisdiction           (Commission           (I.R.S. Employer
      of incorporation)                File Number)         Identification No.)


10500 Metric Drive, Suite 128, Dallas, Texas                    75243
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(Address of principal executive offices)                      (Zip Code)


Registrant's telephone number, including area code: (214) 341-9471
                                                    --------------


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          Former name or former address, if changed since last report
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Item 5.   Other Events

          On August 14, 2000, TurboChef Technologies, Inc. (the "Company") sold to Gas Research Institute ("GRI") 21,000 shares of its Series A Convertible Preferred Stock (the "Preferred Stock") at a price of $100 per share, for total gross proceeds of $2,100,000. GRI has the right to purchase an additional 4,000 shares of Preferred Stock for $400,000 on or before August 31, 2000.

          The Preferred Stock automatically converts into shares of the Company's common stock ("Common Stock") on the earlier of (i) the date the Company's next generation oven becomes generally available to consumers in the United States or (ii) March 21, 2002. The number of shares of Common Stock into which each share of Preferred Stock is convertible is determined by dividing (i) the purchase price per share ($100) plus accrued dividends at the rate of 7% per annum by (ii) the average closing price of the Common Stock for the 20 consecutive trading days ending on the 90th day prior to the conversion date; provided, that in no event shall each share of Preferred Stock convert into more than 100 shares of Common Stock.

          The Preferred Stock is senior to the Common Stock in terms of liquidation preference and has no voting rights, except as required by law or for amendments to the Certificate of Designation of the Preferred Stock which materially and adversely affect the Preferred Stock.

          The Company granted to GRI the right to demand registration of the shares of Common Stock issuable upon conversion of the Preferred Stock on one occasion at any time commencing six months after conversion of the Preferred Stock.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits

          (c)  Exhibits

          1.  Press Release of the Company dated August 14, 2000.

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                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                 TURBOCHEF TECHNOLOGIES, INC.



                                 By: /S/ MARK JACOBSON
                                    --------------------------------------
                                    Name:   Mark Jacobson
                                    Title:  Chief Financial Officer

Dated:  August 16, 2000

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